Exhibit 99.3

AMENDMENT EXECUTION PAGE

Plan Name:    Liberty Latin America 401(k) Savings Plan (the "Plan")
Employer:    LiLAC Communications Inc.

[Note: These execution pages are to be completed in the event the Employer modifies any prior election(s) or makes a new election(s) in this Adoption Agreement. Attach the amended page(s) of the Adoption Agreement to these execution pages.]

The following section(s) of the Plan are hereby amended effective as of the date(s) set forth below:

Section Amended	Effective Date
ADDITIONAL PROVISIONS ADDENDUM	08/01/2020

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on the date given below.

Employer:    LiLAC Communications Inc.    Employer:    LiLAC Communications Inc.

By:    /s/ Chanpheng Botham     By:

Title:    Director, Executive Compensation    Title:

Date:    6/30/2020     Date:
Note: Only one authorized signature is required to execute this Adoption Agreement unless the Employer's corporate policy mandates two authorized signatures.

Accepted by:    Fidelity Management Trust Company, as Trustee

By:    /s/ Anne Robbirds     Date:    06/30/2020

Title:    Authorized Signatory

Volume Submitter Defined Contribution Plan – 10/2014

PS Plan 88574-1593061604AA

2014 FMR LLC All rights reserved. 1

ADDITIONAL PROVISIONS ADDENDUM

for

Plan Name: Liberty Latin America 401(k) Savings Plan

(a)Additional Provision(s) – The following provisions supplement and/or, to the degree described herein, supersede other provisions of this Adoption Agreement and the Basic Plan Document in the following manner:

(1)The following modifies Subsection 1.05(a):
(a)Compensation Exclusions - Compensation shall exclude the item(s) below.
(8)    The following other items are excluded from Compensation (List separately any items excluded from Compensation only for a particular group of employees and provide a description of that group.):

restricted stock units, performance share stock units, stock appreciation rights, performance awards in general, qualified stock options or any other awards granted under the Employers or Liberty Latin America LTD Incentive Plan.
Note: The Participant group(s) identified above must be clearly defined in a manner that will not violate the definite predetermined allocation formula requirement of Treasury Regulation Section 1.401-1(b)(1)(ii).
Note: If the Employer has selected Safe Harbor Matching Employer Contributions or 401(k) Safe Harbor Formula, any exclusion listed above must be a permitted exclusion under Section 1.414(s)-1(d)(2) of the Treasury Regulations. If the Employer has selected Safe Harbor Matching Employer Contributions, a Participant must also be permitted to make Deferral Contributions under the Plan sufficient to receive the full 401(k) Safe Harbor Matching Employer Contribution, determined as a percentage of Compensation meeting the requirements of Code Section 414(s).
(2)The following is added at the end of Subsection 1.07(a)(1)(A) as new Subsection 1.07(a)(1)(A)(i):
(i) The following deferral limit applies to Participants eligible to make Catch-Up Contributions: 75.00% (cannot be less than 75 and must be a whole number multiple of one percent) of Compensation. (Select only if Option 1.07(a)(4), Catch-Up Contributions, is selected below.)
(3)The following replaces Subsection 1.24(b):
1.24 INVESTMENT DIRECTION
(b)in accordance with the investment directions provided to the Trustee by each Participant for allocating his entire Account among the Permissible Investments, except, in the event the Employer contributes shares of Employer Stock, as defined in Section 20.12 of the Basic Plan Document, the Participant's election shall be subject to the following:
(1)Matching Employer Contributions shall remain invested in Employer Stock until the Participant who receives an allocation of such contribution elects to invest amounts attributable to such contribution in another available Permissible Investment.
(4)The following replaces Section 19.05:
19.05. Costs of Administration. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator and the Trustee in administering the Plan and Trust may be paid from the forfeitures (if any) resulting under Section 11.08, from the suspense account described in this Section, if any, or from the

Volume Submitter Defined Contribution Plan – 10/2014

PS Plan 88574-1593061604AA

2014 FMR LLC All rights reserved. 2

remaining Trust Fund. All such costs and expenses paid from the remaining Trust Fund shall, unless allocable to the Accounts of particular Participants, be charged against the Accounts of all Participants as provided in the Service Agreement.
Amounts a service provider agrees to credit to the Plan in recognition of the service provider’s compensation for Plan services will be allocated to the Plan as follows: (a) to the extent an amount is attributable to a Permissible Investment, such amount shall be allocated to the Accounts of Participants and Beneficiaries pro rata based on the ratio that each Participant and Beneficiary’s balance in each such Permissible Investment bears to the total balances for all such Participants and Beneficiaries in such Permissible Investment; and, (b) to the extent an amount is a credit for float earnings of the Plan in excess of float expenses, such amount shall be allocated to a suspense account from which the Administrator may pay Plan expenses and/or allocate amounts to the Accounts of Participants and Beneficiaries pro rata based on their Account balances in the Trust excluding amounts invested in a loan pursuant to Article 9. Any amounts so allocated shall not constitute “annual additions” (as defined in Subsection 6.01(a)) under the Plan.

Volume Submitter Defined Contribution Plan – 10/2014

PS Plan 88574-1593061604AA

2014 FMR LLC All rights reserved. 3